EXHIBIT 23.4




                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement No. _______ of Applebee's International, Inc. on Form S-8 to register 50,000 shares of the Company's Common Stock to be issued under the Applebee's International, Inc. 401(k) Savings Plan and Trust of our report dated January 29, 1994 appearing in the Annual Report on Form 10-K of Applebee's International, Inc. for the year ended December 31, 1995 (related to the financial statements of Pub Ventures of New England, Inc. for the year ended December 31, 1993, not presented separately therein).









Coopers & Lybrand L.L.P.
Boston, Massachusetts
December 12, 1996